EXHIBIT (J)(1)

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference into the Prospectus and Statement of Additional Information in Post-Effective Amendment No. 20 to the Registration Statement on Form N-1A of Fidelity New York Municipal Trust II: Spartan New York Municipal Money Market Fund and Fidelity New York Municipal Money Market Fund of our report dated March 9, 1999 on the financial statements and financial highlights included in the January 31, 1999 Annual Report to Shareholders of Spartan New York Municipal Money Market Fund and Fidelity New York Municipal Money Market Fund.

We further consent to the references to our Firm under the headings "Financial Highlights" in the Prospectus.

 /s/PricewaterhouseCoopers LLP
 PricewaterhouseCoopers LLP

Boston, Massachusetts
March 21, 2000